UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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PEOPLESOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Oracle’s attempt to take over PeopleSoft was dealt a major blow yesterday when the United States Department of Justice announced that it was filing a civil antitrust lawsuit to block Oracle’s unsolicited offer. The Attorneys General of seven states — Hawaii, Maryland, Massachusetts, Minnesota, New York, North Dakota, and Texas — have joined the Department’s lawsuit.

The DOJ’s decision is the ultimate validation that PeopleSoft and our Board of Directors have been correct all along when they have stated that the proposed combination faced substantial regulatory scrutiny and that there is a significant likelihood that the transaction will be prohibited under antitrust law. In the DOJ’s news release, R. Hewitt Pate, the Assistant Attorney General in charge of the DOJ’s Antitrust Division, stated: “We believe this transaction is anticompetitive pure and simple. Under any traditional merger analysis this deal substantially lessens competition in an important market.”

In response to the Justice Department’s decision, Oracle announced late yesterday that it will challenge the DOJ’s lawsuit. Oracle also announced that it is withdrawing its proposals for our meeting and will not be soliciting proxies. Therefore, the proxy fight I sent details on earlier this week is over. As a matter of standard practice, however, PeopleSoft encourages all of our stockholders to return their PeopleSoft proxy cards to vote on the matters to be voted on at the meeting. Those include the re-election of four Board members: A. George “Skip” Battle, Craig A. Conway, Frank J. Fanzilli, Jr., and Cyril J. Yansouni.

Oracle also announced yesterday that it has extended its tender offer for all of the common stock of PeopleSoft from midnight EST on March 12 to midnight EDT on Friday, June 25. If you are a stockholder, you may receive a mailing from Oracle with their own white card requesting the tender of your PeopleSoft shares. PeopleSoft’s Board of Directors continues to unanimously recommend that stockholders reject Oracle’s offer and not return this card.

Our Board remains steadfast in its belief that Oracle’s offer is not in the best interests of our stockholders and does not reflect PeopleSoft’s real value. The Board believes Oracle’s attempts are aimed at damaging PeopleSoft, our business, and our stockholder value in an apparent effort to acquire PeopleSoft at an unreasonably low price.

Once the disruption from Oracle’s hostile activities has ended, the Board believes, PeopleSoft will be able to realize its real value — including the value we are creating through our successful combination with J.D. Edwards.

The U.S. Department of Justice has confirmed our Board’s position that there is a significant likelihood that a combination of Oracle and PeopleSoft will be prohibited under antitrust law. Now PeopleSoft’s stockholders can send their own message to Oracle by continuing to choose not to tender their shares. PeopleSoft has a better plan for our stockholders, our customers, and our employees. Pure and simple.

Thank you,

Kevin

People * Customers * Integrity * Quality * Innovation * Fun * Intensity * Profitability * Accountability * Competitiveness

Important Additional Information

PeopleSoft has filed a definitive proxy statement on Schedule 14A with the SEC in connection with its Board of Directors’ solicitation of proxies for the 2004 Annual Meeting of Stockholders. PeopleSoft also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments or supplements to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

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